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                                                                    EXHIBIT 99.1

THURSDAY AUGUST 16, 9:12 AM EASTERN TIME

PRESS RELEASE

SOURCE: Avigen, Inc.

AVIGEN BEGINS TESTING OF ITS LIVER DELIVERY OF HEMOPHILIA B GENE THERAPY

FIRST PATIENT RECEIVES LIVER INFUSION OF COAGULIN-B(TM)

ALAMEDA, Calif., Aug. 16 /PRNewswire/ -- Avigen, Inc. (Nasdaq: AVGN - news) announced today that on Monday, August 13, 2001 the first patient was treated in a second Phase I clinical trial using its gene therapy product for hemophilia B, a blood clotting disorder caused by a deficiency of Factor IX. In this trial, patients with hemophilia B will receive Avigen's adeno-associated virus (AAV) vector containing the Factor IX gene, Coagulin-B, via infusion into the hepatic (liver) artery. In a previous human clinical trial, Avigen and clinicians have tested delivery of the Factor IX gene via intramuscular injection of Coagulin-B and the data have shown it to be safe and well tolerated in all patients treated.

"We are very excited about the new Factor IX liver trial, because the liver is the normal site of clotting factor production. Preclinical data from the hemophilic dog model show the Avigen vector to be safe and well tolerated when administered into the liver, and able to provide long-term expression of therapeutic levels of the clotting factor," said John Monahan, President and CEO of Avigen.

The Phase I trial is being conducted at The Children's Hospital of Philadelphia and Stanford University Medical Center, sites of the muscle delivery trial of Coagulin-B. This study is designed to assess the safety of different doses of Coagulin-B. A total of nine patients will be enrolled, each receiving a single administration of Coagulin-B. The clinical trial is based upon research conducted at Avigen in collaboration with Katherine High, MD, Director of Research of the Hematology Division at Children's Hospital and Professor of Pediatrics at the University of Pennsylvania School of Medicine, and Mark Kay, MD, Ph.D., Director of the Program in Human Gene Therapy and Professor in the Departments of Pediatrics and Genetics at Stanford University School of Medicine. Both are members of Avigen's Scientific Advisory Board.

"This is the next step in what has been an exciting process for finding a gene therapy treatment of hemophilia B. As a clinician on this trial it's gratifying, but as a physician who treats patients living with hemophilia every day it would be wonderful to someday see these patients, many of them young boys, respond to this new therapy," said Catherine Manno, MD, Principal Investigator for the trial and Medical Director of the Hemophilia Program at The Children's Hospital of Philadelphia.

Bertil Glader, MD, Ph.D, the Principal Investigator at the Stanford University Medical Center clinical site and Professor of Pediatrics and Chief of the Division of Pediatric Hematology Oncology at Stanford is collaborating with Dr. Kay on the Coagulin-B clinical trials at Stanford. To help complete its research and development on Coagulin-B, Avigen recently signed collaboration with Bayer Corporation, a worldwide healthcare and life sciences company with a


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long-term commitment to develop better products to serve the hemophilia community. Under the collaboration, Bayer will help Avigen conduct late phase clinical trials for Coagulin-B and take part in the regulatory approval processes in various countries, including the European Union and the United States.

Based in the San Francisco Bay Area, Avigen, Inc. is a biotechnology company involved in the development of gene therapy products using its AAV platform technology for the treatment of inherited and acquired diseases. Avigen's proposed gene therapy products are designed for direct administration to patients in order to achieve expression of therapeutic proteins within the body. Additional information on Avigen's proprietary gene therapies can be found at www.avigen.com.

NOTE: This news release contains forward-looking statements relating to Avigen's planned liver infusion clinical trial and its collaboration with Bayer. These forward-looking statements involve risks and uncertainties, including: the risk that Avigen will experience delays in conducting or completing the new clinical trial, due to difficulties in enrolling patients, or in completing required regulatory requirements, including requisite proof of adequate efficacy and/or safety; and the risk that because only a small number of patients have been treated in the muscle injection hemophilia B trial, the results of this trial are not necessarily indicative of results that can be obtained in a larger population. Other risks are detailed from time to time in documents filed by Avigen with the SEC, including Avigen's report on Form 10-K for the year ended June 30, 2000.

SOURCE: Avigen, Inc.


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